State Street Investment Analytics Master Agreement

This State Street Investment Analytics Master Agreement (“Agreement”) is entered into between the client identified on the signature page hereto (“Client”) and State Street Bank and Trust Company (“State Street”, and together with Client, the “Parties”, and each, individually, a “Party”), as of the Effective Date set forth below. The Parties agree as follows:

1. Services. State Street Parties (as defined below) shall perform the services (“Services”) described in one or more service schedules (the “Service Schedule(s)”) attached to this Agreement. This Agreement will control in the event of a conflict between the Agreement and any Service Schedule, unless such Service Schedule provides otherwise by explicitly making reference to and amending one or more specific Sections of this Agreement. No Service Schedule modifies any other Service Schedule unless otherwise expressly agreed in writing between the Parties.

2. Fees. Client shall pay State Street the fees and expenses set forth in the Service Schedule(s). Except as otherwise may be set forth in a Service Schedule, Client shall pay all sales, value added, goods and services, use, excise, stamp duties, and similar taxes, except for State Street income taxes (“Taxes”), applicable to the receipt of Services under the Agreement. State Street’s obligations and Client’s rights under the Agreement are conditional upon Client’s payment of all fees, including all Taxes. The fees payable under the Agreement have been calculated exclusive of any Taxes and should any Taxes become payable on any Services (or required to be withheld), the fees for such Services shall be increased by an amount equal to the Taxes payable or to be withheld.

3. Acknowledgments. The Parties acknowledge and agree the following matters:

(a) The Services depend, directly or indirectly, on: (i) information concerning or relevant to Client, including with respect to its customers, accounts or investors, that is provided by Client or a third party at Client’s direction such as advisors, suppliers and agents of Client (“Client Data”); (ii) information concerning Client or its affiliates or any fund, pooled vehicle, security or other investment or portfolio regarding which Client or its affiliates provide services or is otherwise associated (“Client Entities”) that is generated or aggregated by State Street in connection with services performed on Client’s behalf or otherwise prepared by State Street (“State Street Data”); and (iii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”, and together with Client Data and State Street Data, “Data”). State Street’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by Client shall be as provided in such respective other agreements between State Street and Client relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Client Agreements”). Nothing in this Agreement or the Service Schedule(s) shall limit or modify State Street’s obligations to Client under the Other Client Agreements.

(b) Client represents and warrants that (i) it is responsible for ensuring the State Street Parties’ rights to use the Client Data under this Agreement, and the Client Data is provided to the State Street Parties without restriction for such use and (ii) any Client Data provided to the State Street Parties will not include any virus or other mechanism that is designed to delete, disable, interfere with or otherwise harm the State Street Parties’ hardware, software, data or other programs. Client’s use of the Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Services and provided by State Street to Client (“Materials”) is subject to the respective rights and limitations of the Parties to use Third Party Data. State Street may rely on Data used in connection with the Services without independent verification. Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

(c) Client represents and warrants that it maintains policies and has implemented procedures and controls, including, without limitation, policies and procedures reasonably designed to ensure compliance with all laws, rules and regulations applicable to it pertaining to anti-money laundering, including those related to customer identification and verification. Client further represents and warrants that it is not: (i) a person or entity resident in, or whose funds are transferred from or through an account in, a country that is designated as non-cooperative with anti-money laundering principles or procedures by the Financial Action Task Force on Money Laundering; (ii) resident in, or organized or chartered under, the laws of a jurisdiction that has been designated, or has itself been designated, by the United States Secretary of the Treasury as warranting special measures due to money laundering concerns; (iii) a foreign bank operating under an offshore banking license, which prohibits such person or entity from conducting banking activities with the citizens of, or with the local currency of, the country which issued the license; or (iv) a foreign shell bank (i.e., a bank with no physical presence in any country).

(d) Client represents and warrants to State Street that (i) it maintains policies and has implemented procedures and controls, including, without limitation, policies and procedures that are reasonably designed to ensure compliance with all sanctions laws, rules and regulations applicable to Client, including, without limitation, by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the Consolidated list of persons, groups and entities subject to European Union financial sanctions published by the European Union, or Consolidated United Nations Security Council Sanctions List, (ii) it shall not take any action to

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State Street Investment Analytics Master Agreement

breach or cause State Street to breach any provisions of any applicable sanctions laws, rules, or regulations, including, but not limited to, those issued and/or promulgated by the United States, the European Union, and the United Nations; and (iii) Client is not a country, territory, individual or entity subject to sanctions laws, rules, or regulations issued and/or promulgated by the United States, the European Union, and the United Nations. Additionally, Client agrees that State Street shall have no obligation to perform, and shall not be in breach of this Agreement or liable to Client for any failure to perform any activity relating to this Agreement, including any obligation under this Agreement, that: (a) may cause State Street to breach any provisions of any applicable sanctions laws, rules, or regulations (including, but not limited to, those issued and/or promulgated by the United States, the European Union, or the United Nations); and/or (b) involves any party subject to sanctions laws, rules, or regulations issued and/or promulgated by the United States, the European Union, and the United Nations. Client further agrees not to use any Services licensed hereunder to undertake or facilitate any business involving, any party subject to sanctions laws, rules, or regulations issued and/or promulgated by the United States, the European Union, and the United Nations. Client agrees that it shall provide to State Street, upon request, so long as permitted by applicable law and regulation, any documents and other information reasonably necessary or appropriate to support the representations and warranties set forth in Sections (c) and (d) or that may be required to comply with any laws, rules, regulations or notices relating to anti-money laundering and sanctions or countering the financing of terrorism or any other related laws, rules, regulations or notices in jurisdictions in which Client conducts business in connection with any Services licensed hereunder. Such information may include, without limitation, background documentation and foreign bank certifications relating to Client and, if applicable, the anti-money laundering anti-terrorism, sanctions screening and/or customer identification and verification policies and procedures of Client.

(e) Client represents and warrants to State Street that it maintains policies and has implemented procedures and controls designed to ensure compliance with all laws, rules and regulations applicable to Client pertaining to anti-bribery and anti-corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the Bribery Act of 2010 of the United Kingdom and any other similar anti-bribery and anti-corruption laws and regulations.

(f) Client has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and Client has determined that the Services are suitable for its purposes. State Street makes no representation or warranty with respect to the foregoing.

(g) State Street is not providing, and the Services do not constitute, legal, tax, investment, regulatory, accounting, or auditing services or any other advice of any kind. The Services are of general application and State Street is not providing any customization, guidance, or Client-specific recommendations. Where the Client uses the Services to comply with any law, regulation, agreement, or other Client obligation, State Street makes no representation that any Service complies with such law, regulation, agreement, or other obligation of the Client, and State Street has no obligation of compliance with respect thereto.

4. Warranty; Liability; and Indemnification.

(a) State Street warrants to Client that State Street is authorized to provide the Services. Client’s remedy for State Street’s breach of this warranty is for State Street to obtain the necessary consents for Client to receive and use the Services. If such necessary consents cannot be obtained promptly and at reasonable cost, State Street may terminate this Agreement and/or the applicable Services in accordance with Section 5. None of State Street or its Affiliates, or their respective officers, directors, employees, representatives, agents or service providers (collectively, including State Street, “State Street Parties”) make any other express or implied warranties or representations with respect to the Services or otherwise.

(b) Client is solely responsible for its use of the Services and Materials and for the suitability of the Services for the Client’s purpose(s), including any decisions or other actions taken (or not taken) in connection therewith. The State Street Parties are not liable to Client, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in Client, or any Client Entities or any Permitted Persons (collectively, including Client, “Client Parties”), for any losses, damages, costs, expenses or any other matter arising out of or relating to the Services, the Materials or this Agreement, including, without limitation, with respect to any inaccuracy or errors with respect thereto, any use, reliance, decisions or other actions taken (or not taken) by Client, any Client Party, or any third party, in connection therewith, except in the case of State Street, and subject to Section 4(d), to the extent the same results directly from State Street’s gross negligence or willful misconduct in its performance of the Services and does not involve the unauthorized use or redistribution of the Services or Materials by Client or a Client Party.

(c) Client shall indemnify and hold the State Street Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including reasonable legal fees and costs of investigation (each, a “Claim”) suffered or incurred by such State Street Party arising out of or relating to (i) the Services, the Materials or this Agreement, including, without limitation, any use, distribution or redistribution, reliance,

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State Street Investment Analytics Master Agreement

decisions, or any other actions taken (or not taken) by any Client Party, or any third party, in connection therewith or (ii) State Street’s action or inaction pursuant to any instruction, notice, certification or request from any Client Party in connection with State Street’s performance of the Services, except (with respect to (i) and (ii)) to the extent the same results directly from State Street’s gross negligence or willful misconduct in its performance of the Services and does not involve the unauthorized use or redistribution of the Services or Materials by Client or a Client Party.

(d) In the event any State Street Party is held liable for any reason as to any Service, the Materials or this Agreement, the aggregate of such liability shall be limited to the direct damages suffered by Client not to exceed the aggregate amount of fees paid by Client to State Street for the relevant Service for the twelve (12) months preceding the occurrence of the first event giving rise to any such direct damages.

(e) Neither Party shall be liable to the other Party or any third party for any claims, losses, damages, costs or expenses, or failure or delay in performing obligations hereunder resulting directly or indirectly from, without limitation, any acts of God, civil, military, or banking authorities, fires, floods, or other disturbances of nature, epidemics, catastrophes, or national emergencies, legal constraints, strikes or labor difficulties, riots, nationalization, expropriation, war, terrorism or insurrection, failure of transportation, information technology, communications, power or other necessary systems or equipment, or other happenings or events to the extent beyond the reasonable control of the Party affected.

(f) In no event shall a Party be liable to the other Party or any third party for lost profits, lost revenues, third-party claims (except as provided herein) or any indirect, special, consequential, punitive or incidental damages of any kind whatsoever (including, without limitation, attorneys’ fees) in connection with the Services, the Materials or this Agreement, regardless of whether such damages could have been foreseen or prevented by such Party.

(g) Client acknowledges that the liability limitation provisions set forth in this Section 4 constitute material terms of the contractual bargain between the Parties and that State Street would not have entered into this Agreement or provided any Service in the absence of such provisions.

5. Termination of Agreement.

(a) This Agreement begins on the Effective Date and continues until terminated by either Party upon ninety (90) days’ prior written notice to the other Party; provided, however, this Agreement shall continue in effect until the Services being performed by State Street have been terminated under the applicable Service Schedule(s) in accordance with their terms. The Services and related Service Schedule(s) are terminable pursuant to the applicable Service Schedule.

(b) In addition, State Street may, upon notice to Client, terminate or modify any portion of the Services and the related Service Schedule(s) if a provider of Third Party Data or services to State Street used by State Street to perform the Services terminates or modifies State Street’s right to receive or use such Data or services or is otherwise unable to provide same to State Street. Client may terminate the relevant Services and, as applicable, the related Service Schedule(s), by written notice to State Street following any such termination or modification by State Street, provided, however, that Client shall remain liable for any fees and expenses owed or payable with respect to the Services rendered prior to such termination or modification of the Services or related Service Schedule(s) by State Street.

(c) Sections 3 through 9 and 12 shall survive termination of this Agreement.

6. Use.

(a) Client may use the Services and Materials for the internal business purpose of Client relating to the applicable Service. Client may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with Client (each a “Permitted Person”); provided, however, (i) Client may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) Third Party Data contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent Client has separate license rights with respect to the use of such Third Party Data, or (iii) Client may not use the Services or Materials in any way to compete or enable any third party to compete with State Street. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

(b) Except as expressly provided in this Section 6, Client Parties may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent Client has separate license rights with respect to the use of such Third Party Data).Without limitation, Client Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance,

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create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(c) Client shall limit the access and use of the Services and the Materials by any Client Parties to a need-to-know basis and Client shall be responsible and liable for all acts and omissions of any Client Parties.

7. Ownership. The Services, the Materials and the confidential information of State Street (as set forth below and other than Third Party Data and Client Data), are the sole property of State Street. Client has no rights or interests with respect to all or any part of the Services, the Materials or the State Street confidential information, other than its use and redistribution rights expressly set forth in Section 6. Client automatically and irrevocably assigns to State Street any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the State Street confidential information, including, for the avoidance of doubt and without limitation, any Client Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with State Street (collectively, “Feedback”) and the State Street Parties shall be entitled incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate Client.

8. Confidentiality.

(a) Subject to the below and Sections 6 and 9 of this Agreement, all information provided under this Agreement by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to the below and Sections 6 and 9 of this Agreement, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the Services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (iii) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (iv) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (v) where the Party seeking to disclose has received the prior written consent of the Party providing the information, which consent shall not be unreasonably withheld.

(b) For purposes of this Section 8, confidential information of State Street shall also include any of its non-public information disclosed to, made available to or learned by Client in connection with the Services and Materials, including, without limitation, any technology, know-how, models, trade secrets, State Street Data or Third Party Data used, embodied or reflected in the Services or Materials and confidential information of Client shall also include any of its non-public information disclosed to, made available to or learned by State Street in connection with the Services and Materials, including, without limitation, any Client Data.

(c) Receiving Party is responsible to Disclosing Party for any breach of this Section 8 by one of its persons or users and is further responsible to Disclosing Party for any unauthorized use or disclosure of its confidential information. Any unauthorized use or disclosure of all or any part of the confidential information may cause immediate and irreparable harm to Disclosing Party for which money damages may not adequately compensate Disclosing Party, and Disclosing Party shall be entitled, in addition to any other rights it may have, to seek immediate injunctive relief from any court or tribunal with authority to grant such relief.

9. Client Information. Notwithstanding anything to the contrary contained herein:

(a) The term “State Street” for purposes of this Section 9 shall include each of its parent company, branches, subsidiaries and affiliates (“Affiliates”) (except those Affiliates or business divisions principally engaged in the business of asset management). State Street may collect and store Client Data relating to the Services and share such Client Data with its Affiliates and any third party agents and service providers in connection with carrying out the (i) provision of services contemplated under this Agreement and any other agreements between Client and State Street and (ii) management of State

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Street’s businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and marketing.

(b) Except as expressly contemplated by this Agreement, nothing in this Section 9 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9 to comply at all times with confidentiality and data-protection obligations as if it were a Party to this Agreement.

10. Non-Exclusivity. Client acknowledges that (a) State Street (including each of its Affiliates) shall in no way be restricted from furnishing services similar to the Services, or any other investment management, risk management or other advisory or financial services, to others by virtue of this Agreement or its provision of the Services to Client and (b) that State Street Parties, their respective shareholders, or any member of their families, may have an interest in securities that are related to Services performed under this Agreement.

11. Independent Contractor. State Street is an independent contractor and is not an agent or employee of Client. State Street has no authority to bind Client by contract or otherwise without Client’s prior written authorization. Unless expressly stated otherwise in a Service Schedule, State Street is not acting as an agent, representative, or fiduciary of any Client Party and State Street is not providing any recommendation or advice to any Client Party as part of the Services under this Agreement.

12. Miscellaneous.

(a) All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) upon receipt, if sent by registered or certified mail, return receipt requested, postage prepaid, by facsimile on receipt of a confirmation page or e-mail; provided that the facsimile or e-mail if no undeliverable reply is received, and (ii) upon receipt, if sent by overnight delivery via a national courier service, in each case (i) through (ii), addressed to the intended recipient at the address set forth on the signature page hereto.

(b) This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that, except in the case of an assignment by State Street to one of its Affiliates, this Agreement shall not be assignable (in whole or in part) by a Party without the written consent of the other Party. The foregoing notwithstanding, State Street may delegate the performance of Services to one or more State Street Party.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

(d) THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING DIRECTLY, INDIRECTLY, OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY BREACH HEREOF, OR ANY TRANSACTION COVERED HEREBY THAT IS BROUGHT BY EITHER PARTY TO ENFORCE ANY RIGHT, ASSERT ANY CLAIM, OR OBTAIN ANY RELIEF WHATSOEVER IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY EXCLUSIVELY IN THE FEDERAL OR STATE COURTS, OR IF APPROPRIATE BEFORE ANY APPLICABLE ARBITRAL BODY, LOCATED WITHIN THE COMMONWEALTH OF MASSACHUSETTS.

(e) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument. A document signed or acknowledged and transmitted by electronic means shall have the same binding effect as an original signature.

(f) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. As used in this Agreement, the phrase “including” means “including, without limitation”.

(g) If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(h) This Agreement is not intended to and shall not convey any rights to persons not a Party to this Agreement.

(i) Neither Party shall, without the other Party’s prior written approval, which may be withheld for any reason, use, allow or facilitate the use of: (a) the other Party’s name or the name of the other Party’s affiliates; (b) the name of any employee or other personnel of a Party or any of that Party’s affiliates; or (c) a logo, trademark or any other intellectual property or identifier of a Party or any of that Party’s affiliates in any marketing or advertising materials, prospectus, customer lists, website or any other material of such other Party.

(j) Except as provided herein, this Agreement and any Service Schedule may be amended, modified or supplemented only by a written instrument duly executed by the Parties. Any provision hereof may be waived but only in writing signed by the

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State Street Investment Analytics Master Agreement

Party against whom such waiver is sought to be enforced. Notwithstanding the foregoing, State Street may require additional written terms and conditions relating to electronic access to internet-based tools, platforms, and websites relating to certain Services and Service Schedules. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights and remedies provided by law.

(k) This Agreement, and any related additional written terms and conditions, and the Service Schedule(s) constitute the entire agreement between Client and State Street with respect to the Services and supersede all prior agreements, negotiations and proposals between the Parties, written or oral, with respect to the Services.

[ SIGNATURES FOLLOW ]

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State Street Investment Analytics Master Agreement

IN WITNESS WHEREOF, the Parties have caused this instrument to be duly executed and delivered by their duly authorized officers as of May 2, 2022 (“Effective Date”).

SECURIAN FUNDS TRUST		STATE STREET BANK AND TRUST COMPANY

Signed on its behalf:		Signed on its behalf:

By:	/s/ Kevin L. Ligtenberg	By:	/s/ Paul Sommers
	(Authorized Signatory) Name: Kevin L. Ligtenberg		(Authorized Signatory) Name: Paul Sommers
	Title: Vice President		Title: Managing Director

	Date: May 2, 2022 Address: c/o Securian Asset Management, Inc. 400 Robert Street North, Mail Stop A9-4578 St. Paul, MN 55105		Date: May 5, 2022 Address: State Street Financial Center, One Lincoln Street, Boston, MA 02111
	Attention:		Attention:

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State Street Investment Analytics Master Agreement

Schedule A

SEC Derivatives Risk Solution

I.	General

This Service Schedule forms a part of the State Street Investment Analytics Master Agreement dated as of May 2, 2022 (the “Agreement”) between Securian Fund Trust (“Client”) and State Street Bank and Trust Company (“State Street”). Unless otherwise defined in this Service Schedule, all capitalized terms used, but not defined, herein shall have the meanings given to them in the Agreement. The Services provided to the Client pursuant to this Service Schedule are provided subject to the terms set forth in the Agreement. This Service Schedule may only be amended by the mutual written agreement of the Parties to the Agreement. This Service Schedule shall be effective as of May 2, 2022 (“Schedule Effective Date”). The parties agree that the Services will be provided relating to reporting periods commencing May 2, 2022.

II.	Service Description and Additional Terms

A.	Service Description. The Services shall include:

1. SEC Derivatives Risk Solution. State Street will provide Client with a service to support Client’s measurement and analytics of derivatives usage in funds for the SEC’s Use of Derivatives by Investment Companies in complying with the following risk services to the Client with respect to such Portfolios

a.

Portfolios. State Street will provide the Services for the portfolios (“Portfolios”) managed by the Client, such portfolios as identified to State Street by the Client below and as may be updated from time to time by written request by the Client via written acknowledgement thereof by State Street (where such update is effective as of State Street’s written acknowledgement thereof).

PORTFOLIOS	PORTFOLIOS CODE	PORTFOLIO FREQUENCY	SERVICE LEVEL
SFT Core Bond Fund		Daily	Level 3
SFT Equity Stabilization Fund		Daily	Level 3
SFT Balanced Stabilization Fund		Daily	Level 3

b.

Calculation Frequency. State Street will perform the data refreshes and related calculations for the Services at the Calculation Frequency identified in the table in Section B of this Service Schedule. Such Calculation Frequencies shall be determined solely by State Street based on its client servicing records and such determination to be binding except in circumstances of manifest error.

2.

Reporting and Related Training. Reporting generated by the Services will be available utilizing agreed scenario assumptions and reporting formats as mutually agreed between the Client and State Street. Unless the Client requests a custom report, the reporting capabilities for this Service will include:

•	Level 1: Derivative Exposure Reporting

Reporting of risk analytics for funds that use derivatives in a limited manner for exposure and limit reporting. Outlines the exposure at the security and overall fund level, fund level limits, and displays the statistic parameters appropriate for SEC reporting.

•	Level 2: Level 1 plus Stress Testing

Level 1 core reporting plus stress testing will provide a measurement (for each of the specified market factors). Indicating potential depreciation of the fund’s value resulting from possible changes across specified market factors, such as equity prices, risk free interest rates, credit spreads, currency rates, commodity prices, option implied volatilities, and default rates as well as historical events.

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State Street Investment Analytics Master Agreement

•	Level 3 Levels 1 and 2 plus VaR

Level 1 and 2 service offering plus measurement of the Value at Risk analysis and backtesting. Provides fund level reporting as well as a detailed breakdown of the VaR of the fund, where appropriate, and of the benchmark or reference portfolio. Methodologies and calculations as mutually agreed by Client and State Street.

•	Backtesting. Provides the ability to monitor the accuracy and performance of the VaR model.

State Street will provide the Client on-line access to reports generated from the Services, including the ability to download reports into Excel format. If agreed between the Client and State Street, Services reporting can be scheduled to run at such times as agreed by State Street and the Client, with the reporting results delivered in FTP format to such locations specified by the Client.

State Street will provide reasonably appropriate resources for initial and ongoing training sessions relating to the Client’s access to the Services totaling no more than eight (8) hours per Term, as defined below. The time and location of these training sessions will be as mutually agreed between State Street and the Client. Should the Client desire more than eight (8) hours of training sessions per Term, then State Street and the Client will mutually agree on training programs for those sessions and the fees for those services will be calculated in accordance with the rates set forth in Section II.B.2. herein.

The Parties anticipate implementation will take approximately eight (8) weeks following the Schedule Effective Date. Notwithstanding the foregoing, implementation shall be deemed to be complete on the date on which a Portfolio is available to be processed by the Services in a live production environment (the “Live Date”), which date shall be determined solely by State Street based on its records and such determination to be binding except in circumstances of manifest error.

3.	Data Reconciliation and Service Support.

a.	Portfolio Holding Data Sourcing. Security position level information shall be provided by and aggregated from within State Street (the “Data Provider”).

b.

Client Service Support. The Client shall contact the following to report errors, disruptions or other access issues in the truView System: securianrisk@statestreet.com. Additional technical support contact information shall be provided to the Client in connection with implementation.

B.	Fees.

1.	The following fees are the base fees for the Services (“Base Fees”):

LEVELS OF SERVICE	DATA PROVIDER	FREQUENCY	FEE PER PORTFOLIO PER ANNUM
Level 1 – Derivative Exposure Reporting	State Street	Daily	$3,000

LEVELS OF SERVICE	PORTFOLIOS	DATA PROVIDER	FREQUENCY	Annual Fee
Level 3 – Levels 1 and 2 plusVaR/Backtesting	Portfolios 1-5	State Street	Daily	$25,000	*

*	Client will be invoiced the flat fee of $25,000 per annum for up to five (5) portfolios in the scope.

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State Street Investment Analytics Master Agreement

LEVELS OF SERVICE	PORTFOLIOS	DATA PROVIDER	FREQUENCY	FEE PER PORTFOLIO PER ANNUM
Level 3 – Levels 1 and 2 plusVaR/Backtesting	Each Portfolio greater than 5	State Street	Daily	$5,000	**

**	In the event the scope of funds as identified to State Street by Client increases to more than five(5) portfolios the additional fee per portfolio per annum set forth in the table above shall apply.
[1]	For purposes of determining the number of Portfolios for the above billing, the following shall apply:

•	Where the Services are provided with respect to sleeves of a single Portfolio, each sleeve shall be considered a separate Portfolio;

•	Where the Services are provided with respect to a Portfolio that is organized in a master/feeder fund structure, the master fund and each feeder fund shall each be considered separate Portfolios; and

•	Where the Services are provided with respect to separate share classes of a Portfolio, each share class shall be considered as a separate Portfolio.

PLATFORM FEE	ANNUAL FEES
Access to truView® Investment Analytics Platform (the “truView System”):
• Up to five (5) Users (as defined below)	Included in Base Fees
• Each additional User	$5,000 per additional User

The number of Users who receive access to the truView System may be updated from time to time by written request of the Client, with written acknowledgement thereof by State Street (where such update is effective as of such written acknowledgement).

2. The following fees are the additional fees for the Services (“Additional Fees”):

ADDITIONAL SERVICES	FEES
Implementation Fee	Waived
Custom Reporting Fee	$10,000 per report template
Additional Training Fee	$250 per hour
Professional Services	To be governed by a separate written professional services agreement on a time and materials basis.

Data Normalization Fees.

If applicable, the cost of transferring and normalizing the Client historical data onto the truView System will be billed as professional services work under a separate professional services agreement.

Third Party Data Fees. The charges for any Third Party Data requested by the Client for use in the Services are the responsibility of the Client. If Client requests that State Street obtain Third Party Data for use in the Services then State Street and Client will agree, in advance, on the amounts payable to State Street for obtaining such Third Party Data.

Invoicing. Except as otherwise specified, all fees will be invoiced on a calendar monthly basis in arrears. The billing of the Base Fees will not commence until the occurrence of the Live Date. To the extent the Services with respect to a Portfolio are not provided for a full calendar month, the portion of the annual fee owed for such month will be pro-rated based on the ratio of (A) the number of days left in such month over (B) thirty (30). Platform fees are determined based upon the number of Users at the end of a given month, regardless of if, when or how many times a given User accessed the truView system during the month. Implementation fees will be invoiced following the Schedule Effective Date. Custom reporting fees will be invoiced upon the first use of the custom report template in a live production environment, with such determination to be made by State Street and such determination to be binding except in circumstances of manifest error.

Information Classification: Confidential	10

State Street Investment Analytics Master Agreement

All fees and other expenses will be due and payable to State Street within thirty (30) days of receipt of such invoice by the Client.

Late Fee. If any payment due to State Street under this Service Schedule is overdue (and is not subject to a good faith dispute), then the Client shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of two percent (2%) above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

Annual Fee Adjustment. Beginning on July 1, 2023 and each July 1st thereafter (“Index Date”) until terminated in accordance with Section C, below, the Base Fees for all Portfolios serviced as of each Index Date shall be increased annually by three-percent (3%) for the calendar year ended immediately prior to the relevant Index date.

State Street retains the right, in its sole discretion, to modify its pricing for the services if the Portfolio composition or scope of services materially changes from the Portfolio composition or scope services in effect as of the effective date of this Service Schedule. The Client will be notified forty-five (45) days in advance of the intention by State Street to increase such fees or to assess such additional expenses and the bases on which they will be determined. The Client acknowledges and agrees that after expiration of such forty-five (45) day advance notice period such additional fees and expenses shall become obligations of, and be payable by, the Client in respect of the continued use of the Services by the Client.

C.	Term and Termination.

This Service Schedule shall remain in effect for an initial period of one (1) year commencing with the Schedule Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated, this Service Schedule will automatically renew for successive additional one (1) year periods (each a “Renewal Term” and, collectively with the Initial Term, each, a “Term”). This Service Schedule may be terminated by either Party by giving sixty (60) days advance written notice to the other Party prior to the end of the Initial Term or any Renewal Term, as applicable. Additionally, either Party may terminate this Service Schedule upon written notice to the other Party in the event of a material breach by such other Party of its obligations under the Agreement or this Service Schedule, provided that, if capable of cure, the breaching Party shall first have thirty (30) days to cure its breach to the reasonable satisfaction of the non-breaching Party. Upon termination of this Service Schedule for any reason, the Client’s access to the truView System shall cease.

D.	Additional Terms.

1.	User Access

The Client acknowledges that State Street may provide each of the employees and personnel of the Client who require access to the truView System (“Users”) to use and access the Services with one or more user identifications, passwords, security devices or other access methods or security requirements (“Access Methods”) that are specific to the individual User. The User fees are specific to the number of Users using the Service under this Service Schedule and are exclusive of any other User fees that the Client may owe to State Street to access other services under a different Service Schedule. The Client agrees to comply, and to cause its Users to comply, with Access Methods that State Street may issue or require from time to time for access to the Services. The Client is solely responsible for any use and unauthorized access to the Services caused by or arising through it or its User’s acts or omissions, including without limitation, (a) for ensuring that the Services and Access Methods are provided to and used by only the Client and its Users and (b) for any and all use and/or misuse of the Services by its Users or any other person who accesses the Services using the Client’s Access Methods, whether or not authorized to do so. The Client may access the Services only through acceptable Access Methods.

Information Classification: Confidential	11

State Street Investment Analytics Master Agreement

IN WITNESS WHEREOF, the Parties have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

SECURIAN FUNDS TRUST		STATE STREET BANK AND TRUST COMPANY

Signed on its behalf:		Signed on its behalf:

By:	/s/ Kevin L. Ligtenberg	By:	/s/ Paul Sommers
	(Authorized Signatory)		(Authorized Signatory)
	Name: Kevin L. Ligtenberg		Name: Paul Sommers
	Title: Vice President		Title: Managing Director

	c/o Securian Asset Management, Inc. 400 Robert Street North, Mail Stop A9-4578 St. Paul, MN 55105		State Street Financial Center One Lincoln Street Boston, MA 02111-2900

	Date: May 2, 2022		Date: May 5, 2022

Information Classification: Confidential	12